UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 12b-25

                           SEC. FILE NUMBER
                              333-162824

                     NOTIFICATION OF LATE FILING

(Check One): _ Form 10-K and _ Form 20-F _ Form 11-K X Form 10-Q
             _ Form 10-D _ Form N-SAR _ Form N-CSR

For Period Ended: May 31, 2015

__ Transition Report on Form 10-K
__ Transition Report on Form 20-F
__ Transition Report on Form 11-K
__ Transition Report on Form 10-Q
__ Transition Report on Form N-SAR

For the Transition Period Ended:_____________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                PART I
                        REGISTRANT INFORMATION

Full name of registrant:

   Essense Water, Inc.

Former name if applicable:

   N/A

Address of principal executive office (Street and number):

   3638 N Rancho Drive

City, state and zip code:

   Las Vegas, NV  89130

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
                               PART II
                         RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

X (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

__ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                             PART III
                             NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Data and other information regarding certain material operations of the Company, as well as its financial statements required for the filing, are not currently available and could not be made available without unreasonable effort and expense.

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                                PART IV
                           OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Kevin Nichols       509-995-2433

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is No, identify report(s). X Yes __ No

(3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? __Yes X No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Essense Water, Inc.
                         -------------------
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2015

By: /s/ Kevin Nichols
    -----------------
        Kevin Nichols
        President, CEO


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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